NEWS RELEASE

Current Technology Increases Stake in Celevoke, Inc.

VANCOUVER, British Columbia – August 14, 2008 – Current Technology Corporation (the “Company”) (OTCBB: CRTCF) today announced it has increased its stake in its Texas-based subsidiary Celevoke, Inc. (“Celevoke”) from 50.50% to 55.95%.  The Company purchased 25 common shares from Celevoke for $750,000 (all funds USD).  Earlier this year, the Company purchased 102 common shares for $2.5 million.  The Company now owns 127 of 227 issued common shares in Celevoke, for a total stake of 55.95%.  Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology and provides customers with the ability to remotely monitor, track, control and protect a wide variety of asset classes through its proprietary web-based Universal Telematics Solutions.

Celevoke CEO Chuck Allen stated, “The number of global opportunities available to us has increased exponentially since we entered into our original share purchase agreement with Current Technology last January.  With the additional working capital, we are now in a position to be more aggressive.  In particular, we plan to focus significant resources on the opportunity represented by the recently signed Memorandum of Understanding between our subsidiary Star One Telematics SA and the division of a leading multi-national group specializing in the design, manufacture and marketing of advanced systems and components for motor vehicles, which generates several billion dollars in sales per year.”

“This is an exciting time for the Company,” states CEO Robert Kramer.  “As evidenced by the recently announced MOU, we believe Celevoke and its subsidiary Star One are poised for significant growth.”

To fund the acquisition and provide working capital, the Company has issued 5 million units (Unit) for $1 million. Each Unit consists of one share and one warrant. Each warrant entitles the holder to purchase one additional share for $0.45 for 5 years.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696